INDUSTRIAL ASSETS PLEDGE AGREEMENT

This Industrial Assets Pledge Agreement (as may be amended, supplemented or otherwise modified from time to time, this "Asset Pledge Agreement") is made this 18 day of June, 2008, by and among:

COMANCHE BIOCOMBUSTÍVEIS DE SANTA ANITA LTDA., a Brazilian limited liability company, organized and existing under the laws of Brazil, with its head-office in the city of Tatuí, State of São Paulo, at Bairro Congonhal, s/n.°, Zip Code: 18270-000, registered with the General Taxpayers' Registry (*CNPJ*) under No 59.243.733/0001-08 (hereinafter referred to as the "Pledgor");

in favor of

TRI-STATE TITLE & ESCROW, LLC, a limited liability company organized and existing under the laws of the State of Maryland, with its head-office at 360 Main Street, P.O. Box 391, Washington, VA 22747, United States of America (hereinafter referred to as the "Pledgee" or "Collateral Agent"); acting in its capacity as collateral agent for the benefit of each of the Noteholders (as defined below) under the Note Transaction Documents (as defined below), herein represented by the undersigned.

And, as intervening party,

COMANCHE CLEAN ENERGY CORPORATION, a Cayman Islands exempted company with limited liability, with its registered office located at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ("Comanche").

RECITALS

A. Comanche has agreed to sell US$70,000,000.00, by aggregate principal amount, of its Senior Secured 12.5% Notes Due June 18, 2013 (the "Transaction Notes"), on the terms and conditions set forth in the Securities Purchase Agreement dated as of June 18, 2008 (as may be amended, supplemented or otherwise modified from time to time, the "Securities Purchase Agreement"), by and among Comanche, Comanche Participações Ltda., a limited liability company duly organized under the laws of Brazil, Comanche Biocombustiveis de Canitar Ltda., a limited liability company duly organized under the laws of Brazil, Comanche Biocombustiveis de Santa Anita Ltda., a limited liability company duly organized under the laws of Brazil, and Comanche Biocombustiveis de Bahia Ltda., a limited liability company duly organized under the laws of Brazil and the Buyers named therein, including the initial Noteholders (as defined below).

B. To secure the Obligations (as defined below) under the Transaction Notes, Comanche has agreed to cause the Pledgor to provide the Collateral Agent with a security interest over Pledgor's principal industrial fixed assets established at Pledgor's Facility (as defined below).

In consideration of the foregoing and of the covenants contained herein, the parties mutually agree as follows:

Section 1. Definitions.

1.1 Reference is hereby made to the Securities Purchase Agreement and the Transaction Notes issued pursuant thereto for a statement of the terms thereof. All terms used in this Asset Pledge Agreement, which are defined in Schedule X-2 of the Securities Purchase Agreement and not otherwise defined herein, shall have the same meanings herein as set forth therein.

1.2 For purposes of clarity, this Asset Pledge Agreement is a "Security Document" and a "Note Transaction Document" within the meaning of the Securities Purchase Agreement.

1.3 As used herein, the following terms shall have the corresponding meanings set forth below:

"Additional Assets" has the meaning ascribed to the term in Section 2.2 of this Asset Pledge Agreement.

"Assets" means all the industrial fixed assets, goods and machinery described and identified on Schedule A hereto.

"Asset Pledge Agreement" means this contract, as amended, supplemented or otherwise modified from time to time.

"Brazilian Civil Code" means Law 10,406 as of January 10, 2002, as amended from time to time.

"Brazilian Code of Civil Procedure" means Law 5,869 as of January 11, 1973, as amended from time to time.

"Collateral Agency Agreement" means the agreement appointing the Collateral Agent, dated on or about the date hereof, by and among the Collateral Agent, the Noteholders, Comanche and the Comanche Guarantors.

"Collateral Agent" means Tri-State Title & Escrow, LLC, a limited liability company organized and existing under the laws of the State of Maryland, with its head-office at 360 Main Street, P.O. Box 391, Washington, VA 22747, United States of America, its successors and permitted assignees.

"Comanche" means Comanche Clean Energy Corporation, as qualified above.

"Comanche Guarantors" has the meaning ascribed in Schedule X-2 to the Securities Purchase Agreement.

"Event of Default" has the meaning ascribed to the term in Section 9 of this Asset Pledge Agreement.

"Leased Area" has the meaning ascribed to the term in Section 5.1 of this Asset Pledge Agreement.

"Leased Assets" has the meaning ascribed to the term in Section 2.1 of this Asset Pledge Agreement.

"Leasing Agreement" has the meaning ascribed to the term in Section 2.1 of this Asset Pledge Agreement.

"Noteholders" means the holders from time to time of the Transaction Notes.

"Note Transaction Documents" means the Securities Purchase Agreement, the Transaction Notes, the Security Documents and the Collateral Agency Agreement.

"Obligations" means the obligations of Comanche to the Noteholders or the Collateral Agent, arising from time to time under or in respect of (a) the due and punctual payment of the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Transaction Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Comanche under the Transaction Notes, and (iii) the due and punctual performance of all covenants, agreements, obligations and liabilities of Comanche under or pursuant to the Transaction Notes.

"Permitted Liens" has the meaning ascribed to the term in the Transaction Notes.

"Pledged Assets" has the meaning ascribed to the term in Section 2.2 of this Asset Pledge Agreement.

"Pledgor" has the meaning ascribed to the term in the Preamble to this Asset Pledge Agreement and includes the successors and permitted assignees of such person.

"Pledgor's Facility" means Pledgor's industrial facility established at city of Tatuí, State of São Paulo, at Bairro Congonhal, s/n.°, Zip Code: 18270-000 used for the production and commercialization of sugar cane, ethanol and co-products and by-products thereof.

"Purchaser" has the meaning ascribed to the term in Section 5.1.

"Secured Obligations" means the Obligations of Comanche, the due and punctual payment and performance of all obligations of the Comanche Guarantors under the Security Documents and the due and punctual payment and performance of all obligations of the Comanche Parties under the Collateral Agency Agreement, including, for purposes of clarity, all reasonable and reasonably documented costs and out-of-pocket expenses (including reasonable and reasonably documented fees and expenses of one U.S. and one Brazilian counsel) incurred by the Noteholders and/or by Collateral Agent in connection with the successful enforcement of any rights under this Guaranty, the Security Documents and the Collateral Agency Agreement.

"Securities Purchase Agreement" has the meaning ascribed to the term in the Recitals.

"Security Documents" means this Asset Pledge Agreement, the Guaranty in support of the Secured Obligations, the Quota Pledge Agreements in support of the Secured Obligations and all other Asset Pledge Agreements in support of the Secured Obligations, and such other documents as, from time to time, provide security for the repayment of the Secured Obligations.

"Security Termination Date" means the date on which all Secured Obligations (other than contingent obligations in respect of which no claim has been made) have been paid or otherwise satisfied in full.

"Special Fixed Assets" has the meaning ascribed to the term in Section 2.1 of this Asset Pledge Agreement.

"Transaction Notes" has the meaning ascribed to term in Recital A of this Asset Pledge Agreement.

Section 2. Pledge; Grant of Security Interest. For the purposes of article 1,424 of the Brazilian Civil Code, the Pledgor and the Collateral Agent confirm that the Obligations secured by this Asset Pledge Agreement have the following general terms and conditions: (i) aggregate principal amount up to US$ 70,000,000.00 and with interest rate of 12.5% per year; (ii) term for repayment of until June 18, 2013 and (iii) the collateral is the pledge over the Pledged Assets, as defined on Section 2.2 below.

2.1 The Pledgor hereby pledges to the Collateral Agent, on first priority security interest basis (*penhor industrial em primeiro grau*), pursuant to the provisions of Articles 1,431 et seq. and 1,447 and 1,448 of the Brazilian Civil Code: (i) the principal industrial fixed assets, special fixed assets and general assets described and identified in Schedule A hereto, including the assets subject to lease agreement No 226 with Leasing Suramericana Compania de Financiamiento Comercial S.A. Suleasing (the "Leasing Agreement"), described in Schedule A.1 (the "Leased Assets"); and (ii) all proceeds of the assets

referred to in clause (i), including whatever is hereafter received upon the sale, exchange or disposition of any such property (the "Assets"); provided, however, that it is explicitly understood that the Assets do not include and this Asset Pledge Agreement does not grant any security interest in (i) any agricultural lands, (ii) any assets adjacent to or associated with the Pledgor's Facility that are or may be used for the planting, growing or harvesting sugar cane or oleaginous crops, (iii) any free-standing tanks for the storage of sugar cane, oleaginous crops, ethanol, biodiesel, other biofuels, or any catalysts, co-products or by-products associated with the production of such biofuels or (iv) any trucks or other rolling stock.

2.2 In addition to the Assets, (i) every time the Pledgor purchases or otherwise acquires any additional assets of the type covered in the definition of "Assets" above with an aggregate value of R$ 5,000,000.00 (five Million Reais) or more, the Pledgor shall include such assets in Schedule A.2 and therefore amend this Asset Pledge Agreement through the execution of an amendment in substantially the form of Schedule B ("Additional Assets", together with the Assets, the "Pledged Assets"). The Pledgor shall immediately give written notice thereof to the Collateral Agent, which notice shall describe the Additional Assets and grant to the Collateral Agent at its sole cost and expense, a first priority security interest in all such Additional Assets, in each case subject to no other lien or encumbrance.

Section 3. Registration. The Pledgor shall, within twenty (20) days from the date hereof present this Asset Pledge Agreement and any applicable amendment, for registration with the competent Registry of Real Estate (*Cartório de Registro de Imóveis – RGI*). Pledgee may waiver Pledgor's failure to present such document for registration within the give term, waiver which shall not be unreasonably withheld, such as in case it causes no damage to Pledgee or to the enforceability or priority of the pledge.

Section 4. Deposit. As authorized under Article 1,431, sole paragraph, of Brazilian Civil Code, the Pledgor shall keep direct possession of the Assets and shall use them in its regular activities without limiting the Collateral Agent's rights herein. The Pledgor shall pay no compensation to the Collateral Agent for the use of the Pledged Assets. In case of an Event of Default, the Pledgor irrevocably and unconditionally undertakes to deliver to the Collateral Agent, upon its request, the possession of the Pledged Assets and to provide the Collateral Agent with powers to enter into a free lease agreement with the Purchaser, in accordance with Sections 5 and 8 below.

Section 5. Transfer and Sale of the Assets. It is hereby agreed and understood by the Pledgor and the Collateral Agent that the Pledged Assets shall not be sold, transferred or by any other means whatsoever disposed without a prior written consent and approval from the Collateral Agent, provided, however, that, (i) if in connection with the exercise of any of the Collateral Agent's remedies under this Asset Pledge Agreement, the Collateral Agent disposes of any part of the Pledged Assets or (ii) if in connection with any conveyance, sale, lease, transfer or other disposition permitted under the Note Transaction Documents or any Note Pledge Agreement, any part of the Collateral is conveyed, sold, leased, transferred or otherwise disposed of, then, in either case (i) or (ii), the Liens, if any, of the Collateral Agent for the benefit of any of

the Noteholders on such Pledged Assets shall be automatically, unconditionally and simultaneously released. The Collateral Agent (on behalf of the Noteholders) shall promptly execute and deliver such termination statements, releases and other documents reasonably required or requested to effectively confirm such release.

5.1 In case an Event of Default occurs and the Collateral Agent exercises its right to sell, assign and/or transfer to any third party purchaser (the "Purchaser") any of the Special Fixed Assets to obtain proceeds in order to settle the Secured Obligations, the Pledgor hereby agrees and authorize the Collateral Agent to enter into, on its behalf, a free lease agreement substantially in the terms of Schedule C with any Purchaser, covering of the area described in Schedule D (the "Leased Area"), so that such Purchaser will have the possession of the Leased Area and access to the Special Fixed Assets located therein.

5.2 The Pledgor hereby agrees that, upon the occurrence of (i) an Event of Default and (ii) a sale, assignment or transfer of the Special Fixed Assets, the Pledgor shall permit Purchaser to have access to the Pledgor's Facility, so that Purchaser may enter the relevant and specific area where the Special Fixed Assets are located.

Section 6. Representations and Warranties. The Pledgor represents and warrants to the Collateral Agent as of the date hereof, that:

6.1 this Asset Pledge Agreement is a legal, valid and binding obligation of the Pledgor and enforceable against the Pledgor in accordance with its terms. The execution, performance and granting of the security interest pursuant to this Asset Pledge Agreement have been duly authorized by all necessary corporate action on the part of the Pledgor and do not and will not (i) violate any provision of the corporate act of the Pledgor, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under any contractual obligation of the Pledgor, (iii) violate any applicable law and (iv) require the approval or consent of any person pursuant to any contractual obligation of the Pledgor.

6.2 it owns all right, title and interest in, to and under all of the Assets, except for the Leased Assets, which are subject to the Leasing Agreement, that has already been pre-paid by Pledgor so that Pledgor shall acquire title to the Leased Assets no later than within 30 (thirty) days from the date hereof. The Assets are free and clear of any Liens or attachments, except for the Lien created hereby, the Leasing Agreement (as to the Leased Assets) and other Permitted Liens, and there are no other outstanding warrants, options, reserved assets or other contractual arrangements for the purchase of the Assets that restrict the transfer of, or otherwise would affect the pledge hereunder or the rights granted to the Collateral Agent herein;

6.3 the power-of-attorney granted in Section 8 of this Asset Pledge Agreement by the Pledgor grants to the Collateral Agent the rights and authority it purports to grant, and the

Pledgor has not executed any other powers of attorney or similar documents, instruments or agreements with respect to the Assets; and

6.4 upon completion of the registrations described in Section 3 hereof and the acquisition of the Leased Assets through pre-payment of the Leasing Agreement, the Lien granted pursuant to this Asset Pledge Agreement will constitute in favor of the Collateral Agent a legal, valid and enforceable perfected pledge, on first rank basis (*em primeiro grau*) over the Assets.

The representations and warranties in this Section 6 are made as of the date hereof shall be equally true and accurate as of the date of any Amendment to this Asset Pledge Agreement.

Section 7. Covenants. For the exclusive benefit of the Collateral Agent, the Pledgor covenants and agrees that, until the date on which the Secured Obligations have been indefeasibly redeemed or paid in full or otherwise satisfied in accordance with the terms of the Note Transaction Documents (other than contingent indemnification obligations in respect of which no claim has been asserted) (such date, the "Security Termination Date"):

7.1 the Pledgor shall not (i) create, incur or permit to exist any Lien, interest or option in favor of, or any claim of any person with respect to any of the Pledged Assets, or any interest therein, except for the security interest created hereby, the Leasing Agreement (which shall be terminated within 30 days from the date hereof) and other Permitted Liens, or (ii) sell, assign, transfer, exchange, or otherwise dispose of the Pledged Assets, except in accordance with Section 5 of this Asset Pledge Agreement and the Note Transaction Documents. The Pledgor will endeavor, using its best efforts, to defend the right, title and interest of Collateral Agent to the Pledged Assets against the claims and demand of all persons whomsoever;

7.2 the Pledgor shall, promptly upon request, provide the Collateral Agent with all information, documents and evidence that the Collateral Agent may reasonably demand concerning the Pledged Assets to enable such Collateral Agent (directly or through any of their respective agents, successors or permitted assignees) to enforce the provisions of this Asset Pledge Agreement;

7.3 the Pledgor shall not enter into any agreement that could reasonably be expected to restrict or inhibit the Collateral Agent's rights or ability to sell or otherwise dispose of the Pledged Assets or any part thereof after the occurrence of an Event of Default;

Section 8. Power of Attorney. The Pledgor hereby appoints the Collateral Agent as its attorney in fact, granting to the Collateral Agent express, special and irrevocable powers to (i) sell, assign and transfer to third parties the Pledged Assets as necessary to settle the Secured Obligations, in case an Event of Default occurs and (ii) execute with the Purchaser of such Pledged Assets, on behalf of the Pledgor, a free lease agreement substantially in the form of Schedule C, so that the Purchaser will have the possession of the Leased Area where the Special Fixed Assets are located. The Pledgor hereby expressly allows the Collateral Agent to (but not limited to) directly sell the Assets provided that such sale is not made for an unfair value (*preço*

vil), and to use the proceeds thereof for the partial or total payment of the Secured Obligations, returning the balance thereof, if any, after the Secured Obligations (other than contingent indemnification obligations in respect of which no claim has been made) have been paid in full, to the Pledgor. Such irrevocable power of attorney is granted by Pledgor for the benefit of the Collateral Agent in accordance with Article 1433, item IV and Articles 684 and 685, of the Brazilian Civil Code and shall remain in force until the Security Termination Date.

Section 9. Event of Default. An Event of Default shall be deemed to have occurred under this Asset Pledge Agreement in the event of: (a) any "Event of Default" occurs and is continuing under the Transaction Notes; (b) the Pledgor or Comanche fails to comply with any other condition or covenant which would constitute a default under this Asset Pledge Agreement; or (c) the declaration of the Pledgor's or Comanche's bankruptcy or judicial or extrajudicial recuperation.

Section 10. Remedies. Upon the occurrence of a Event of Default, the Collateral Agent is hereby irrevocably and unconditionally authorized and entitled to dispose of, collect, receive, appropriate and/or realize upon the Pledged Assets (or any part thereof) and may forthwith sell (whether on a public or private sale), assign, give an option or options to purchase or otherwise dispose of and deliver the Pledged Assets or any part thereof at such price, in such order and upon such terms and conditions as it may deem appropriate, as long as the price is not unfair (*preço vil*) and in accordance with the provisions set forth in Article 1,433, Item IV of the Brazilian Civil Code.

Section 11. Pledgee Surveillance. As set forth on Article 1,450 of Brazilian Civil Code, the Pledgor and the Collateral Agent agree that Collateral Agent shall have the right to, at any time to be agreed by the parties, survey the Assets and the condition of such Assets.

Section 12. Waivers and Amendments. This Asset Pledge Agreement and its provisions shall only be modified, amended, supplemented or waived with the express written consent of the Pledgor and the Collateral Agent.

Section 13. Coordination of Action. It is the objective of the Noteholders to coordinate their approach to the taking of all action under the Note Transaction Documents. Accordingly and for the purpose of clarity, no Noteholder shall have any right to take any action with respect to the Collateral pledged in support of the Secured Obligations independently of the Collateral Agent (other than to direct the Collateral Agent to take action in compliance with the Collateral Agency Agreement).

Section 14. Expenses. The Pledgor shall be responsible for all reasonable and reasonably-documented costs, taxes and expenses incurred in the preparation, perfection, registration, validity and enforcement of this Asset Pledge Agreement or any other document ancillary to this Asset Pledge Agreement, including, without any limitation, costs and expenses related to the applicable registration of this Asset Pledge Agreement with proper governmental authorities and the reasonable and reasonably-documented fees and disbursements of one Brazilian and one U.S. counsel to the Collateral Agent or any other party hereto in relation to the

drafting, negotiation and enforcement hereof (either by means of negotiations, arbitral or judicial proceedings, or otherwise).

Section 15. Further Assurance. The Pledgor undertakes to, at its own expense, execute such further documents and instruments as may be required from time to time to enable the Collateral Agent to protect the rights created hereby in connection with the Pledged Assets or any part thereof or the enforcement by the Collateral Agent of any of the rights, powers, authorities and discretions vested in it by this Asset Pledge Agreement. In addition, the Pledgor will, at its own expense, defend the right, title and interest of the Collateral Agent on and to the Pledged Assets against the claims and demands of all persons whomsoever.

Section 16. Severability. If at any time subsequent to the date hereof, any provision of this Asset Pledge Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Asset Pledge Agreement. The security interest created thereby shall, to the extent permitted by applicable law, constitute a continuing first priority Lien on and perfected first priority security interest on the Pledged Assets, enforceable against the Pledgor in accordance with its terms.

Section 17. Complete Agreement; Successors and Assigns. This Asset Pledge Agreement and the other Note Transaction Documents are intended by the parties as the final expression of their agreement regarding the subject matter hereof. This Asset Pledge Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 18. Notices. Any notice required to be given under this Asset Pledge Agreement must be given in writing and will be effective on receipt when delivered by registered mail, hand delivery or by facsimile confirmed by the sending of the original by registered mail to the party, at the address stated below or to such other address as such party may designate by written notice in accordance with the provisions of this Section.

If to the Pledgor or Comanche:

c/o Maples Corporate Services Limited.
PO Box 309 GT
Ugland House

Grand Cayman, KY1-1104, Cayman Islands
Tel: 345-949-8066
Fax: 345-949-8080
Attn: Tina Meigh
Email:Tina.Meigh@MAPLESANDCALDER.com

With a copy to:
FondElec
One Dock Street, Stamford, CT 06902 USA
Tel: 203-326-4570
Fax: 203-326-4578
Attn: Thomas Cauchois
Email: tcauchois@fondelec.com

With a copy to:
Trench, Rossi e Watanabe Advogados
Av. Rio Branco, 1, 19th Floor
Rio de Janeiro, RJ 20090-003
Tel: 55-21-2206-4921
Fax: 55-21-2206-4949
Attn: Joaquim de Paiva Muniz, Esq.
Email: joaquim.p.muniz@bakernet.com

If to the Collateral Agent: Faegre & Benson LLP
2200 Wells Fargo Center
Minneapolis, MN 55402-3901
Attn: David Clark
Email: dclark@faegre.com

Section 19. Governing Law and Venue. This Asset Pledge Agreement shall be governed by and construed in accordance with the laws of Brazil without regard to conflict of law principles. This Asset Pledge Agreement constitutes a *"titulo executivo extra-judicial"* according to the terms of Article 585, item III, of the Brazilian Code of Civil Procedure. The parties hereto irrevocably submit to the jurisdiction of the courts sitting in the City of Tatuí, State of São Paulo, Brazil, any action or proceeding to resolve any dispute or controversy related to or arising from this Asset Pledge Agreement and the parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts.

Section 20. Termination/Release.

20.1 On the Security Termination Date, the Pledged Assets shall be released from the Liens created hereby, and this Asset Pledge Agreement and all obligations (other than those expressly stated to survive such termination) hereunder shall terminate. On such date, the Collateral Agent shall (i) deliver documentation of such release to the Pledgor and the Pledged Company, in the form of Schedule E, and (ii) take such other actions as are reasonably requested by the Pledgor or the Pledged Company in furtherance of such release.

20.2 Notwithstanding any provision to the contrary in this Asset Pledge Agreement, if, in accordance with the terms of the Transaction Notes, the Board of Directors of the Company designates the Pledgor to be a Special Purpose Entity; the Company shall

provide the Collateral Agent with notice of any such designation, together with a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer's Certificate certifying that such designation complied with the provisions of the Transaction Notes. Upon the receipt of such notice and related documents, the Collateral Agent shall (i) deliver documentation substantially in the form of Schedule E releasing the Pledgor from this Asset Pledge Agreement and (ii) take such other actions (including registrations with Governmental Authorities) as are reasonably requested by the Pledgor or the Pledged Company in furtherance of such release.

20.3 If (i) in the exercise of remedies under this Asset Pledge Agreement (upon instruction of the Required Noteholders), the Collateral Agent disposes of any part of the Pledged Assets to satisfy the Secured Obligations or (ii) in connection with any conveyance, sale, lease, transfer or other disposition permitted under the Note Transaction Documents or any Note Pledge Agreement, including a Disposition under Section 5(d) of the Transaction Notes the Net Cash Proceeds of which are deposited in a Collateral Account as to which the Collateral Agent receives an Officer's Certificate certifying that the relevant disposition complied with the provisions of the Transaction Notes (a "Permitted Disposition"), any part of the Pledged Assets is conveyed, sold, leased, transferred or otherwise disposed of, then in either such case (i) or (ii), the Collateral Agent shall (i) deliver documentation releasing the Pledgor from this Asset Pledge Agreement and (ii) take such other actions (including registrations with Governmental Authorities) as are reasonably requested by the Pledgor or the Pledged Company in furtherance of such release.

20.4 Except as provided in Section 5 of this Asset Pledge Agreement and in Section 20, any release of this Asset Pledge Agreement or of the Liens created and evidenced hereby shall be valid only if expressly agreed by the Collateral Agent in writing.

[Signature pages follow.]

AND BEING THUS AGREED AND CONTRACTED, the parties execute the present Asset Pledge Agreement in three (3) copies of equal text and form, in the presence of the undersigned witnesses.

/TRI-STATE TITLE & ESCROW, LLC

Valli X

By: Valli X. Kirimlis
Title: Manager

STATE OF VIRGINIA

COUNTY OF FAIRFAX: to wit)

The foregoing instrument was acknowledged before me on June 18, 2008, by Valli X. Kirimlis, as Manager of Tri-State Title & Escrow, LLC, who is authorized to sign on behalf of the corporation.

Barbara J. Surlas

Notary Public: Barbara J. Surlas

My commission exp: 5/31/

BARBARA J. SURLAS NOTARY PUBLIC COMMONWEALTH OF VIRGINIA REG# 7109585

[Continuation of the signature page of the Asset Pledge Agreement between Tri-State Title & Escrow, LLC and Comanche Biocombustíveis de Santa Anita Ltda., entered into on June 18, 2008]

COMANCHE BIOCOMBUSTÍVEIS DE SANTA ANITA LTDA.
In its capacity as Pledgor

By: Carolina Secches
Title: Attorney-in-fact

[Continuation of the signature page of the Asset Pledge Agreement between Tri-State Title & Escrow, LLC and Comanche Biocombustíveis de Santa Anita Ltda., entered into on June 18, 2008]

COMANCHE CLEAN ENERGY CORPORATION

____

By: Alicia Návar Noyola
Title: Vice-Chairman and Secretary

Witnesses:

1. ______________________________ 2. ______________________________

Name: Name:

ID Card: ID Card:

DESCRIPTION AND SUMMARY OF THE ASSETS

Santa Anita				
ITEM	SECTOR	DESCRIPTION	DETAILED DESCRIPTION	QT.
1	Reception	Scale	Scale TOLEDO, model 820, digital, MTX, capacity 120 ton, platform 3,2 x 30 m	1
2	Reception	Overhead Crane	Overhead crane for cane handling, capacity 30 t, gap between tracks 18.0 m	1
3	Reception	Tipper	Cane tipper, MOTOCANA 25 t.	3
4	Reception	Table	Sugarcane feed cable 50°, 10.5 x 12.0 m.	1
5	Reception	Grab	Hydraulic grab, MOTOCANA, with 8 hooks	1
6	Preparation	Conveyor	Cane conveyor of 54" 32.70 m long.	1
7	Preparation	Chopper	Set of oscillating cane chopping knives type Cop 5 54".	1
8	Preparation	Reducer	Reducer for chopper drive, DEDINI, FIB 525, overhauled by NG 2004	1
9	Preparation	Turbine	Turbine to drive chopper, DEDINI, 40 CE	1
10	Preparation	Shredder	Sugarcane shredder type Cop 8. 54".	1
11	Preparation	Reducer	Reducer for chopper drive, DEDINI, FIB 525, overhauled by NG 2004	1
12	Preparation	Turbine	Turbine to drive chopper, DEDINI, 40 CE	1
13	Preparation	Spreader	Shredded cane spreader, with 20 hp drive	1
14	Preparation	Conveyor	Shredded Cane conveyor, 40" 15.6 m long.	1
15	Preparation	Electro-magnet	Electro-magnet, ITALINDUSTRIA	1
16	Milling	Mill	Milling Tandem with 04 tandems, gauge 26 x 48", with pressure rollers, drag conveyors between tandems and control table, and chute on the first tandem	1
17	Milling	Turbine	Turbine for Mill drive, DEDINI, 85 CE, overhauled by NG 2004, 1700 hp	1
18	Milling	Screen	Rotary Screen FAZANARO, Capacity = 200 m^3/h	1
19	Milling	Tank	Mixed juice tank	1
20	Milling	Conveyor	Complementary conveyor to interconnect the mill outlet to the bagasse elevator conveyor, width 36" length 7,0 m	1
21	Juice Treatment	Tank	Mash Tank diam 1.80 x 2.00 m, metal, cylindrical, vertical	1
22	Juice Treatment	Tank	Polymer preparation tank, metal, cylindrical, vertical, 0.60 m3	2
23	Juice Treatment	Tank	Polymer tank, metal, cylindrical, vertical, 1.60 m3, being replaced by 2 units of 2.5 m3 being manufactured	1

24	Juice Treatment	Lime dilution	Lime dilution system, with 02 tanks, with diameter 1.80 x 2,00 m, and 2.00 x 2.00 m, with stirrer	1
25	Juice Treatment	Heater	Juice heater, vertical type, with carbon steel tubes, heating surface 70 m2.	4
26	Juice Treatment	Decanter	Juice decanter, classical, 05 trays, capacity 250 m3	1
27	Juice Treatment	Tank	Sludge/bagasse pith tank, with stirrer, metal, cylindrical, vertical, 3.0 m3	1
28	Juice Treatment	Filter	Rotary vacuum filter, MAUSA, complete with vacuum column, 7 x 14', filtration area 28 m2	1
29	Juice Treatment	Filter	Rotary vacuum filter, ACEFA, complete with vacuum column, 10 x 20', filtration area 58 m2	1
30	Juice Treatment	Screen	Static juice filtering screen	2
31	Juice Treatment	Evaporator	Juice evaporator, conventional type, heating surface 500 m2	1
32	Juice Treatment	Tank	Tank, cylindrical, closed, vertical, 2.20 x 1.00 m	1
33	Juice Treatment	Tank	Tank, cylindrical, horizontal, two-piece, for hot and cold water, capacity 15.0 m3	1
34	Distillery	Heat exchanger	Heat exchanger, juice – water, plate type, Alfa Laval, Model M15, BF M 8, 126 liters, manufactured 2004	2
35	Distillery	Distillation unit	Distillation unit, capacity 120 m3/day, with condensers, distillation and dehydration columns	1
36	Distillery	Batch	Fermentation batch, NG, capacity 300 m3	6
37	Distillery	Pre-Fermenter	Pre fermenter, capacity 60 m^3, with stiller	2
38	Distillery	Heat exchanger	Heat exchanger, juice – water, plate type, Alfa Laval, Model M15, MF M 8, 80 liters, manufactured 2004	5
39	Distillery	Centrifugal	Centrifugal MAUSA SCM 50	3
40	Distillery	Tank	Measuring tank 15 m3 cylindrical, vertical	5
41	Distillery	Tank	Water tank, RPL, capacity 10 m3	1
42	Distillery	Distillation unit	Distillation units, Codistil, model Flegstil, 2004, capacity 60m3/day (hydrated) and 90m3/day (anhydrous), with condensers and panel	1
43	Steam Generation	Boiler	Boiler DEDINI, V2/4 GB 1250 m2, adapted in 2002, power upgrade in 2006, to 60 ton steam, with gas scrubber, secondary exhauster Ventec, primary fan Kepler Weber,	1
44	Steam Generation	Gas scrubber	Gas scrubbing system, Iplan	1
45	Steam Generation	Filter press	Filter press for boiler residues, reconditioned TEC PETERSEON	1
46	Steam Generation	Tank	Tank, de-aerator, suspended, for boiler feed water	1
47	Steam Generation	Conveyor	Bagasse elevator conveyor, length 28.0 m; width: 55"	1
48	Steam Generation	Conveyor	Bagasse distribution conveyor, length 14.0 m; width: 55"	1
49	Steam Generation	Conveyor	Bagasse return conveyor, length 27.0 m; width: 55"	1
50	Power Generation	Generator	MAUSA generator, 1500 KVA, power upgraded to 1750 KVA	1
51	Power Generation	Turbine	Turbine NG, DME, 500, 2144 hp	1
52	Power Generation	Reducer	Generator drive reducer, GIB 300, overhauled by NG 2004	1
53	Power Generation	Block and tackle	Block and tackle with portico, pushbutton control, MUNCK	1
54	Utilities	Tower	ALPINA tower, 600 m3/h, drive 60 hp	2

55	Utilities	Tower	IPAN tower, 700 m3/h, drive 75 hp	1
56	Utilities	Compressor	Compressor CHIAPANES, model set apv 250 l, 5.0 hp	1
57	Utilities	Compressor	Compressor WAYNE 50 hp	1
58	Utilities	Compressor	Air Separator, FARGON	1
59	Utilities	Washer	Pressure washer super 1003, 1.5 hp	1
60	Utilities	Washer	Washer, KARCHER, model HD 1200	2
61	Panels	Panel	Generator MCC, Panel PERTECNICA, with 09 cubicles, 02 Holec switches 1000, 02 Holec switches 63, 08 sectioning switches, 02 Schal 800 A switches, 02 Schal 1200 A switches, Circuit breaker MB2 V 2000, Generator circuit breaker	1
62	Panels	Panel	Mill MCC, PERTECNICA Panel, with 09 cubicles, with contacts and circuit breakers, with 01 Weg inverter CFW 09 7.5 hp; 01 Weg inverter CFW 08 1.0 hp; 01 Weg inverter CFW 09 60 hp; 01 Weg inverter CFW 09 50 hp; 01 Weg inverter CFW 09 15 hp	
63	Panel	Panel	SMAR supervisory panel for mill automation	1
64	Panel	Panel	Boiler MCC Panel, PERTECNICA, with 06 cubicles, 01 Weg inverter CFW 09 5.0hp; 01 Weg inverter CFW 09 7.5 hp; 05 Weg inverters CFW 09 2.0 hp; Soft start switch 300hp, SW03	1
65	Panel	Panel	SMAR supervisory panel for boiler automation	1
66	Panel	Panel	Panel with 05 cubicles, for distillery MCC, PERTECNICA, with 01 SMAR PLC, with 02 Weg inverters CFW08 of 1.0 hp	1
67	Panel	Panel	Panel with 04 cubicles for water treatment MCC, PERTECNICA	1
68	Mill	Pump	Pump for cooling bearings, brand Equipe, model EQ503212, flow 15 m³/h, with WEG motor, power 3 hp, Year of Manufacture 2003	1
69	Mill	Pump	Pump for juice to screen, brand Equipe, model BCM 125300 B2, flow 150m³/h, with WEG motor, power 15 hp, Year of Manufacture 2004	1
70	Mill	Pump	Imbibition Pump , brand Merelli, model AS1RA, flow 20 m³/h, with WEG motor, power 5 hp.	2
71	Boiler	Pump	Water Pump, brand Equipe, model CR100/4, flow 72 m³/h, with Siemens motor, power 150 hp, Year of Manufacture 1978	2
72	Boiler	Turbopump	Turbopump, brand Equipe, model CR-101, flow 72m³/h, Year of Manufacture 1982.	1
73	Boiler	Pump	Water Pump for filter press, brand Equipe, model SN-7533, flow 70 m³/h, with Siemens motor, power 20 hp, Year of Manufacture 2004	1
74	Boiler	Pump	Water Pump for gas scrubber, brand Equipe, model BCM 125300 AY, flow 90 m³/h, with WEG motor, power 30 hp, Year of Manufacture 2004	2
75	Boiler	Pump	Effluent Pump , brand Merelli, model AS 2 RA, flow 80 m³/h, with WEG motor, power 15 hp.	1
76	Boiler	Pump	Sedimentation tank Pump , brand Equipe, model BCM 125300 AY, flow 90 m³/h, with WEG motor, power 30 hp.	1
77	Juice Treatment	Pump	Mixed juice Pump to heater, brand Equipe, model SN100/36, flow 100 m³/h, with Siemens motor, power 30 hp, Year of Manufacture 2004	1

78	Juice Treatment	Pump	Mixed juice Pump to heater, brand KSB, flow 140 m³/h, with WEG motor, power 40 hp, Year of Manufacture 2004	1
79	Juice Treatment	Pump	Juice Pump to distillery, brand Merelli, model C11 RA, flow 300 m³/h, with WEG motor, power 30 hp, Year of Manufacture 1985	1
80	Juice Treatment	Pump	Multijet Pump, brand Merelli, model C-13 with stainless steel rotor, with WEG motor, power 50 hp.	1
81	Juice Treatment	Pump	Filtered juice Pump, brand Equipe, model SN6520, flow 20 m³/h, with WEG motor, power 3 hp, Year of Manufacture 2004	1
82	Juice Treatment	Pump	Condensed water pump, no brand, with WEG motor, power 20 hp.	2
83	Juice Treatment	Pump	Filter cake washing Pump, brand Merelli, model C7, flow 15 m³/h, with WEG motor, power 5 hp.	1
84	Juice Treatment	Pump	Pump for sludge decanted to sludge tank, brand NEMO, model NM076SY01L07J, flow 25 m³/h, pressure 2 Kgf/cm²; 10 hp drive.	1
85	Juice Treatment	Pump	Pump for sludge tank to rotary filter, brand NEMO, model NM076SY01L07J, flow 25 m³/h, pressure 2 Kgf/cm²; 10 hp drive, Year of Manufacture 2007.	1
86	Juice Treatment	Pump	Polymer dosing pump, brand NEMO, model NM015BY02S12B, flow 150 lts/h, pressure 3 Kgf/cm²; 0.33 hp drive.	1
87	Juice Treatment	Pump	Polymer dosing pump, brand NEMO, model NM, flow 2.5 m³/h, pressure 3 Kgf/cm²; 1.5 hp drive. Year of Manufacture 2007.	1
88	Hydrous Alcohol Distillery	Pump	Stillage Pump, brand Equipe, model SN10021, flow 100 m³/h, with WEG motor, power 25 hp, Year of Manufacture 2004	1
89	Hydrous Alcohol Distillery	Pump	Turbinated beer Pump, brand Equipe, model SN10031, flow 100 m³/h, with WEG motor, power 25 hp, Year of Manufacture 2004	2
90	Hydrous Alcohol Distillery	Pump	Raw beer Pump, brand Equipe, model SN10031, flow 100 m³/h, with WEG motor, power 25 hp, Year of Manufacture 2004	2
91	Hydrous Alcohol Distillery	Pump	Pump for batch bottom product, brand A.Petry, model ND65/25, flow 60 m³/h, with Búfalo motor, power 10 hp, Year of Manufacture 2004	2
92	Hydrous Alcohol Distillery	Pump	Condensate Pump (distillery), brand KSB, flow 50 m³/h, with WEG motor, power 7.5 hp, Year of Manufacture 2004	1
93	Hydrous Alcohol Distillery	Pump	Pump alcohol from the transference tank, brand Equipe, model EQ 4013S, flow 5 m³/h, Year of Manufacture 2004.	1
94	Hydrous Alcohol Distillery	Pump	Exhaust flegma Pump, brand Equipe, model BRF SD-08C5, flow 15 m³/h, with WEG motor, power 5 hp, Year of Manufacture 2005	2
95	Hydrous Alcohol Distillery	Pump	Condensed water Pump, brand Merelli, model C4 RA, flow 15 m³/h, with WEG motor, power 4 hp, Year of Manufacture 2004	2
96	Hydrous Alcohol Distillery	Pump	Cooling tower pump, brand Imbil, model 250-330, flow 1,000 m³/h, with WEG motor, power 150 hp.	1
97	Hydrous Alcohol Distillery	Pump	Cooling tower pump, brand Imbil, model 250-330, flow 1,000 m³/h, with WEG motor, power 150 hp. Year of Manufacture 2007.	1
98	Hydrous Alcohol Distillery	Pump	Cooling tower pump, brand KSB, model 200-33, flow 540 m³/h, with Búfalo motor, power 125 hp. Year of Manufacture 1981.	1
99	Hydrous Alcohol Distillery	Pump	Pump from heat exchanger to batches, brand Equipe, model SN12521, flow 160 m³/h, with WEG motor, power 15 hp, Year of Manufacture 2004	1

100	Generator	Pump	Pump for cooling turbine bearings, brand Equipe, model EQ503312, flow 15 m³/h, with WEG motor, power 3 hp, Year of Manufacture 2004	5
101	Anhydrous Alcohol Distillery	Pump	Cyclohexane Pump , brand Merelli, model C7, flow 25 m³/h, with WEG motor, power 7.5 hp.	1
102	Anhydrous Alcohol Distillery	Pump	Pump reflux from column P, brand Equipe, model BRF SD08 CS, flow 15 m³/h, with WEG motor, power 5 hp.	1
103	Anhydrous Alcohol Distillery	Pump	Recovered cycle Pump , brand Equipe, model SN 30 16S, flow 3 m³/h, with WEG motor, power 1.5 hp.	2
104	Anhydrous Alcohol Distillery	Pump	Pump reflux from column C, brand Equipe, model SN 50 29S, flow 35 m³/h, with WEG motor, power 7.5 hp.	2
105	Anhydrous Alcohol Distillery	Pump	Anhydrous alcohol Pump , brand Equipe, model BRFRC 03S, flow 7.5 m³/h, with WEG motor, power 2 hp.	2
106	Cab	Transformer	Transformer, capacity 750 KVA, brand Transformadores Jundiai	1
107	Cab	Transformer	Transformer, capacity 225 KVA, brand Transformadores Jundiai	1
108	Post	Transformer	Transformer, capacity 112 KVA, brand Transformadores Jundiai	1
109	Refectory	Transformer	Transformer, capacity 75 KVA, brand Transformadores Jundiai	1
110	Utilities	Interconnections	All pipes, cables, pumps and electrical components that attaches/interconnects the assets above	
111	Automation	Automation	Automation system for the plant	1
112	Laboratory	Laboratory	Complete laboratory with all equipments necessary for the operation of the plant	

[FORM OF]

AMENDMENT TO ASSET PLEDGE AGREEMENT

This [___] Amendment to the Assets Pledge Agreement (hereinafter referred to as this "Amendment") is made as of [___], by and among:

COMANCHE BIOCOMBUSTÍVEIS DE SANTA ANITA LTDA., a Brazilian limited liability company, organized and existing under the laws of Brazil, with its head-office in the city of [Tatuí, State of São Paulo, at Bairro Congonhal, s/n.°, Zip Code: 18270-000, registered with the General Taxpayers' Registry (*CNPJ*) under No 59.243.733/0001-08] (hereinafter referred to as the "Pledgor");

in favor of

TRI-STATE TITLE & ESCROW, LLC, a limited liability company organized and existing under the laws of the State of Delaware, with its head-office at 360 Main Street, P.O. Box 391, Washington, VA 22747, United States of America (hereinafter referred to as the "Collateral Agent" or "Pledgee"); acting in its capacity as collateral agent for the benefit of each of the Noteholders under the Note Transaction Documents, herein represented by the undersigned;

as intervening party,

COMANCHE CLEAN ENERGY CORPORATION, a Cayman Islands exempted company with limited liability, with its registered office located at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ("Comanche").

RECITALS

WHEREAS on June 18, 2008, the parties hereto entered into an Industrial Assets Pledge Agreement (the "Asset Pledge Agreement"), registered with the [___] under number [___];

WHEREAS the parties hereto have agreed to amend the Asset Pledge Agreement in order to grant to the Collateral Agent a perfected first priority security interest in the Additional Assets; and

WHEREAS pursuant to the terms hereof, the parties hereto desire to amend the Asset Pledge Agreement.

NOW, THEREFORE, the parties hereto enter into this Amendment No. [___] to the Asset Pledge Agreement ("Amendment") under the following terms and conditions:

Section 1. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Asset Pledge Agreement.

Section 2. The Pledgor hereby pledges and transfers the Additional Assets listed in the new Schedule A.2 attached hereto (and which were not contained in the original Schedule A.2 of the Asset Pledge Agreement) to the Collateral Agent;

Section 3. The Pledgor hereby represents and warrants to and in favor of the Collateral Agent, that:

(a) the execution, performance and granting of the security interest and extension of the original pledge created under the Asset Pledge Agreement pursuant to this Amendment have been duly authorized by all necessary corporate action on the part of the Pledgor. This Amendment has been duly executed by the Pledgor. The execution, performance and grant of the security interest under the Asset Pledge Agreement and the Amendment do not and will not (i) violate any provision of any corporate document of the Pledgor, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or, except for consents and approvals that have been obtained and are in full force and effect, require the approval or consent of any person pursuant to, any material contractual obligation of the Pledgor (including any provisions of any material contract or any contracts relating to debt to which the Pledgor is party, jointly or not), or violate any law binding on the Pledgor, or (iii) result in the creation or imposition of any lien upon any asset of the Pledgor or any income or profits therefrom, except for the lien created hereby in favor of the Collateral Agent under this Amendment and the Asset Pledge Agreement; and

(b) this Amendment and the Asset Pledge Agreement, as amended hereby, constitute a legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, and the security interest created hereby will, upon completion of the registrations required by Section 3 of the Asset Pledge Agreement, constitute a legal, valid and perfected first priority security interest in the Pledged Assets, enforceable in accordance with its terms against all creditors of the Pledgor, in each case, except as enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to creditors' rights generally.

Section 4. All provisions of the Asset Pledge Agreement not amended or modified herein shall remain in full force and effect in accordance with the terms of the Asset Pledge Agreement.

Section 5. This Amendment shall be governed by and construed and interpreted in accordance with the laws of Brazil. The parties hereto irrevocably submit to the jurisdiction of the courts sitting in the City of Tatuí, State of São Paulo, Brazil, in any action or proceeding to resolve any dispute or controversy related to or arising from this Amendment and the parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts.

[Signature pages follow/]

AND BEING THUS AGREED AND CONTRACTED, the parties execute the present Amendment to the Asset Pledge Agreement in three (3) copies of equal text and form, in the presence of the undersigned witnesses.

COMANCHE BIOCOMBUSTÍVEIS DE SANTA ANITA LTDA.

____

By:
Title:

TRI-STATE TITLE & ESCROW, LLC

____

By:
Title:

COMANCHE CLEAN ENERGY CORPORATION

____

By:
Title:

Witnesses:

1. ________________________	2. ________________________
Name:	Name:
ID Card:	ID Card:

FORM OF

FREE LEASE AGREEMENT

This Private Instrument Creating a Rent-Free Lease Agreement (this "Lease") is entered into by and between **COMANCHE BIOCOMBUSTÍVEIS DE SANTA ANITA LTDA.**, a Brazilian limited liability company, organized and existing under the laws of Brazil, with its head-office in the city of Tatuí, State of São Paulo, at Bairro Congonhal, s/n.º, Zip Code: 18270-000, registered with the General Taxpayers' Registry (*CNPJ/MF*) under No 59.243.733/0001-08] (hereinafter referred to as "Lessor"), hereby represented by its attorney-in-fact, **TRI-STATE TITLE & ESCROW, LLC**, a limited liability company organized and existing under the laws of the State of Delaware, with its head-office at 360 Main Street, P.O. Box 391, Washington, VA 22747, United States of America ("Tri-State" or "Collateral Agent") and [______]., a [______], with its head-office in the City of [__], State of [______], at [________], registered with the CNPJ/MF under No. [______] (hereinafter referred to as "Lessee"), all of them with the necessary authority and powers to enter into this Lease.

(A) RECITALS

A. Comanche Clean Energy Corporation ("Comanche"), the parent company of Lessor's economical group is the primary obligor in respect of $[___], by aggregate principal amount, of its Senior Secured 12.5% Notes Due June 18, 2013 (the "Transaction Notes"), issued on the terms and conditions set forth in the Securities Purchase Agreement dated as of June 18, 2008 (as may be amended, supplemented or otherwise modified from time to time, the "Securities Purchase Agreement").

B. To secure the obligations to the Noteholders under the Transaction Notes and the related Guaranty by the Lessor and other affiliates of Comanche, the Lessor has executed an Asset Pledge Agreement, dated as of June 18, 2008 (as may be amended, supplemented or otherwise modified from time to time, the "Asset Pledge Agreement") in favor of Tri-State, as the Collateral Agent acting for the benefit of such Noteholders.

C. The Asset Pledge Agreement provides the Collateral Agent with a security interest over Lessor's principal industrial fixed assets located at Lessor's industrial facility established in the City of Tatuí, State of São Paulo, at Bairro Congonhal, s/n.º, Zip Code: 18270-000 used for the production and commercialization of sugar cane, ethanol and co-products and by-products thereof.

y

D. The Asset Pledge Agreement establishes that upon the occurrence and continuance of Event of Default in respect of which the Collateral Agent has exercised, following instruction of the Required Noteholders, its right to sell, assign and/or transfer to any third party purchaser or designee any of the Pledged Assets to obtain proceeds in order to settle the Secured Obligations or to operate the Pledgor's Facility to obtain proceeds for such purpose, Lessor will enter into this Lease with such purchaser, assignee, transferee or designee the area set forth on Clause 1 below (the "Leased Area"), so that such person will have the possession of the Leased Area and access to the Pledged Assets located therein.

E. Lessor is the lawful owner of the Leased Area.

F. The Collateral Agent, has received notice that an Event of Default has occurred and is continuing and instruction from the Required Noteholders to exercise its right to sell, assign and/or transfer to the Lessee named above.

G. Lessee has acquired the Pledged Assets and wishes to have the possession of the Leased Area and access to the Pledged Assets located therein;

NOW, THEREFORE, in consideration of the foregoing and of the covernants contained herein, the parties mutually represent and warrant to each other and agree as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Asset Pledge Agreement

Section 2. Leased Area. By this Lease and pursuant to the conditions set forth hereunder, Lessor hereby assigns to Lessee on a free lease basis and without any obligation to pay rent, the following area: [______] (the "Leased Area"), which is a part of Lessor's real estate, which record *(matrícula)* No. _____ is duly registered before the [____] Real Estate Registry (Registro de Imóveis – RGI) of the city of Tatuí, State of São Paulo (hereinafter referred to as "the Real Estate").

Section 3. Term. This Lease shall be effective for twenty-five (25) years, beginning on the date hereof and ending on the 25th anniversary thereof, on which date Lessee undertakes to return the Leased Area unoccupied of persons and things.

Section 4. Use of the Leased Area. Lessee hereby agrees that it shall use the Leased Area for the exclusive purposes of using the Pledged Assets for its own purposes and/or related activities, being agreed that Lessee shall only use such Leased Area for another activity upon a prior written consent of Lessor.

Section 5. Conservation of the Leased Area. Lessee hereby undertakes to meet all requirements made by government authorities in relation to the use of the Leased Area. Lessee shall not transfer this Lease or make modifications or changes in the Leased Area without

Lessor's prior written consent, being agreed that Lessor shall be entitled to inspect the Leased Area hereto referred whenever it deems appropriate.

Section 6. Access to the Leased Area. Lessor hereby authorizes and grants Lessee with access to the Real Estate, having powers to enter and cross the Real Estate, at any time and any hour of the day, for the exclusive purposes of allowing Grantee to have the enough and sufficient access to the Leased Area and to the Pledged Assets.

Section 7. Termination.

7.1 By. Lessee. This Lease may be terminated by Lessee upon a notice given to Lessor, which shall promptly take effect, in the event of infringement of any obligations assumed hereunder, if such infringement is not cured within ten (10) days after the non-infringing party notifies the infringing party in this regard, without prejudice to indemnification for loss and damage caused by the infringing party.

7.2 By Lessor: Lessor may terminate this Lease in case of (i) Lessee's declaration of bankruptcy and/or judicial and/or extrajudicial reorganization, (ii) in case Lessee's does not use the Leased Area properly, as set forth in Section 4 above or (iii) in case the Leased Area becomes subject to any lien, mortgage, encumbrance, hypothecation or any other security interest caused by Lessee.

Section 8. General Provision.

8.1 Assignment. The Lessor may not assign its rights and obligations under this Kease without the prior written consent of the Lessee. The Lessee may assign its right to any person who agrees to be bound by the terms hereof.

8.2 Successors in Interest. This Lease is binding upon the parties and their heirs and successors, as provided for by Law.

8.3 Amendments. No amendment or waiver of any provision of this Lease shall in any event be effective unless it is in writing and signed by all the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.4 Governing Law. This Lease shall be governed by and construed in accordance with the laws of Brazil without regard to conflict of law principles.

8.5 Venue. The parties hereto irrevocably submit to the jurisdiction of the courts sitting in the City of Tatuí, State of São Paulo, Brazil, any action or proceeding to resolve any dispute or controversy related to or arising from this Lease and the parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts.

8.6 Severability. If at any time subsequent to the date hereof, any provision of this Lease shall be held by any court of competent jurisdiction to be illegal, void or

unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Lease.

[Signature pages follow.]

AND THUS BEING AGREED AND CONTRACTED, the parties execute this Lease in two (2) copies of equal text and form, in the presence of the undersigned witnesses.

COMANCHE BIOCOMBUSTÍVEIS DE SANTA ANITA LTDA.

By its attorney in fact
TRI-STATE TITLE & ESCROW, LLC

____

By ______________________________

Title ______________________________

LESSOR

____

By ______________________________

Title ______________________________

Witnesses:

1. ______________________	2. ______________________
Name:	Name:
ID Card:	ID Card:

DESCRIPTION OF THE LEASED AREA

The Area of installation of the Assets on Comanche Santa Anita industrial facility if of 15.685,927 M2. Such area has its beginning on the escale *("balança")* of the Industrial Area, which entrance is on Congonhal Municipal Road, which is 135.20 meters far away from the corner of the limits of the Property, in the confluence of Congonhal Municipal Road with the Access Street to Main Entrance, from which is possible to follow in line until the near of Crane 2; as from such point to the left until near to the Boiler, turning it round and passing near to the Laboratory up to the Cooling Tower, and returning passing through the Destillary and the Mill until the escale (on the beginning).

The lease of the area includes the lease of the following buildings:

ITEM	SECTOR	DESCRIPTION	DETAILED DESCRIPTION	QTD.
1	Boiler	Building	Boiler building	1
2	Boiler	Building	Boiler Operating and Control Room	1
3	Plant	Building	Milling Unit Steel Enclosure	1
4	Plant	Building	Mill Operating and Control Room	1
5	Utilities	Building	Power House	1
6	Distillery	Building	Distillery Superstructure	1
7	Distillery	Building	Distillery Control and Command Rooms	1

SCHEDULE E

FORM OF

RELEASE NOTICE

TRI-STATE TITLE & ESCROW, LLC, a limited liability company organized and existing under the laws of the State of Maryland, with its head-office at 360 Main Street, P.O. Box 391, Washington, VA 22747, United States of America (hereinafter referred to as the "Pledgee"), hereby grants to **COMANCHE BIOCOMBUSTÍVEIS DE SANTA ANITA LTDA.**, a Brazilian limited liability company, organized and existing under the laws of Brazil, with its head-office in the city of Tatuí, State of São Paulo, at Bairro Congonhal, s/n.°, Zip Code: 18270-000, registered with the General Taxpayers' Registry (*CNPJ*) under No 59.243.733/0001-08 (hereinafter referred to as the "Pledgor), a most broad, full, complete and irrevocable acquaintance and release in relation to the Pledgor's obligations under the Assets Pledge Agreement entered into on June 18, 2008 by the Pledgee, the Pledgor and, as intervening party, **COMANCHE CLEAN ENERGY CORPORATION**, a Cayman Islands exempted company with limited liability, with its registered office located at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and duly registered under No. ____ before the __ Real Estate Register of the city of ___, thus expressly authorizing the Pledgor to take any and all necessary actions and measures to cancel, terminate and extinguish the validity of such Assets Pledge Agreement, including but not limited to the filing of this Release Notice with the competent real estate register or other Governmental Authority.

[place and date]

TRI-STATE TITLE & ESCROW, LLC.

____

By:
Title: